JOHN HANCOCK FUNDS III
AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT
     AMENDMENT made this 4th day of December, 2007, to the Advisory Agreement dated September 21, 2005, as amended, between John Hancock Funds III, a Massachusetts business trust (the “Trust”), and John Hancock Investment Management Services, LLC, a Delaware limited liability company (“JHIMS” or the “Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN APPENDIX A
     Appendix A to this Agreement is revised to add the advisory fees of the following fund:
John Hancock Rainier Growth Fund
John Hancock Leveraged Companies Fund
2. EFFECTIVE DATE
     This Amendment shall become effective with respect to the fund set forth above (the “Fund”) on the later of: (i) the date of its execution, (ii) approval by the Board of Trustees of the Trust of this Amendment, and (iii) if applicable, the date of the meeting of shareholders (or sole shareholder, if applicable) of the Fund called for the purpose of voting on this Amendment, at which meeting this Amendment shall have been approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended) of the Fund.

JOHN HANCOCK FUNDS III

By:	/s/ Gordon M. Shone Name: Gordon M. Shone
Title: Treasurer

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC

By:	/s/ Bruce R. Speca Name: Bruce R. Speca
Title: Executive Vice President

APPENDIX A
John Hancock Rainier Growth Fund
     The Adviser shall serve as investment adviser for the Fund of the Trust listed below. The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to the Fund, the fee computed separately for the Fund at an annual rate as follows (the “Adviser Fee”).
     The term Aggregate Net Assets in the chart below includes the net assets of the Fund of the Trust. It also includes with respect to the Fund as indicated in the chart the net assets of one or more other portfolios, but in each case only for the period during which the subadviser for the Fund also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the subadviser.
     For purposes of determining Aggregate Net Assets and calculating the Adviser Fee, the net assets of the Fund and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.
     The Adviser Fee for the Fund shall be based on the applicable annual fee rate for the Fund which for each day shall be equal to the quotient of (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Adviser Fee for the Fund shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Fund. Fees shall be paid either by wire transfer or check, as directed by the Adviser.
     If, with respect to the Fund, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

	First	Next	Over
	$3 billion	$3 billion	$6 billion
Fund	of Net Assets*	of Net Assets*	of Net Assets*
John Hancock Rainier Growth Fund	0.75%	0.725%	0.70%

*	For purposes of determining Aggregate Net Assets, the net assets of the Growth Equity Trust, a series of John Hancock Trust, and the John Hancock Rainier Growth Fund, a series of John Hancock Funds III are included.

A-1

John Hancock Leveraged Companies Fund

Between
	First	$500 million and	Over
	$500 million	$1 billion	$1 billion
Portfolio	of Net Assets	of Net Assets	of Net Assets
John Hancock Leveraged Companies Fund	0.75%	0.725%	0.70%
     The subadvisory fee for the Fund shall be paid daily to the Adviser. The daily fee will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Fund as determined in accordance with the Trust’s prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.
     If, with respect to any Fund, this Agreement becomes effective or terminates, or if the manner of determining the subadvisory fee changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

A-2